UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________

FORM 8-K
____________________

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 25, 2016
____________________

Covisint Corporation
(Exact name of registrant as specified in its charter)

Michigan	001-36088	26-2318591
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26533 Evergreen Rd., Suite 500 Southfield, MI	48076
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code: (248) 483-2000
N/A
(Former Name or Former Address, if Changed Since Last Report): Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Item 5.02. Compensatory Arrangements of Certain Officers

On August 25, 2016, Covisint Corporation (“the Company”) entered into a revised change of control severance agreement (“Severance Agreement”) and a retention bonus (Retention Bonus”) with Enrico Digirolamo, the Company’s Chief Financial Officer.  The letter setting forth the Retention Bonus is attached to this Current Report as Exhibit 10.1.

The Severance Agreement is substantially similar to the form Severance Agreement used for the Company’s senior executives, which was filed with the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2015. The material terms and conditions of the Severance Agreement are summarized below.

Term. The Severance Agreement commenced on the date it is executed and continues in effect through December 31, 2019.

Triggering Events. The Severance Agreement provides that Mr. Digirolamo will receive change of control severance payments and other benefits described below only if: (1) either (a) his employment is terminated by the Company for any reason other than for cause (generally defined to include certain failures in performing his duties, or conduct materially injurious to the Company), (b) death or disability (as defined in the Severance Agreement), or (c) by Mr. Digirolamo for good reason (generally defined to include the assignment of duties materially inconsistent with the status, duties and responsibilities of a chief financial officer of a publicly traded company, reduction in base salary or benefits, or required relocation of greater than 25 miles), and (2) the termination occurs within one year after a change in control of the Company (a “Severance Event”).

Change of Control Severance Benefits. If a Severance Event occurs, Mr. Digirolamo will receive, in lieu of post-termination severance benefits otherwise payable to him, a cash lump sum of an amount equal to a one times the sum of his annual base salary plus the target annual cash bonus in the fiscal year in which termination of his employment occurs.  For one year after the Severance Event, the Company will also reimburse Mr. Digirolamo for COBRA continuation coverage for life, disability, accident and health insurance benefits substantially similar to those provided to him immediately prior to the date of termination. Mr. Digirolamo is also entitled to be paid in cash an amount equal to any unpaid incentive compensation which has been allocated or awarded to the executive for a prior year and which is contingent only on continued employment, along with a pro rata portion of the amount of the award the executive would have earned with respect to the year in which the termination occurs.  Mr. Digirolamo will also be entitled to payment in cash of any amount of the Retention Bonus that remains unpaid at the time of the Severance Event. Any such severance payment or benefit may be reduced under certain circumstances if it would be subject to excise tax under Section 280G of the Internal Revenue Code.

     The material terms of the Retention Bonus are as follows. In recognition of his continued service with the Company through August 31, 2018, the Company will provide Mr. Digirolamo a cash retention bonus of five hundred thousand ($500,000) dollars. The bonus will be paid in two installments. If Mr. Digirolamo remains continuously employed by the Company through August 31, 2017, and the Company determines, in its reasonable discretion, that his performance has been satisfactory, Mr. Digirolamo will be paid two hundred thousand ($200,000) dollars in cash less all applicable withholdings and deductions required by law. If Mr. Digirolamo remains continuously employed by the Company through August 31, 2018, and the Company determines, in its reasonable discretion, that his performance has been satisfactory, Mr. Digirolamo will be paid the remaining three hundred thousand ($300,000) dollars in cash less all applicable withholdings and deductions required by law. In the event of a change of control and a Severance Event, Mr. Digirolamo will be entitled to the payment of any amount of the retention bonus that remains unpaid at the time of the Severance Event.

The Severance Agreement and Retention Bonus provide that the executive remains employed “at will” and does not create any right to continued employment. The Severance Agreement supersedes any prior agreements providing severance upon a change of control. This description of the material terms of the Severance Agreement and the Retention Bonus does not purport to be a complete description and is qualified in its entirety by reference to the full text of the Severance Agreement and the Retention Bonus.

Item 9.01 Financial Statements and Exhibits (d) Exhibits Exhibit Number Description of Exhibit 10.1 Retention Bonus letter to Enrico Digirolamo, dated August 25, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: August 31, 2016
COVISINT CORPORATION

            By: /s/ Michael A. Sosin
                Michael A. Sosin
Vice President, General Counsel and
Secretary

EXHIBIT INDEX

Exhibit Number                 Description of Exhibit

10.1                    Retention Bonus letter to Enrico Digirolamo,
dated August 25, 2016